CIRCLE APPOINTS ADAM SELIPSKY TO BOARD OF DIRECTORS
Veteran tech executive brings deep internet platform infrastructure expertise to support Circle’s platform expansion and growth
NEW YORK – July 22, 2025 – Circle Internet Group, Inc. (NYSE: CRCL), a global financial technology firm and stablecoin market leader, today announced the appointment of Adam Selipsky to its Board of Directors. Mr. Selipsky brings over 20 years of executive experience in scaling internet platform infrastructure and delivering some of the most important technology to companies and industries globally.
Most recently, Mr. Selipsky served as Chief Executive Officer of Amazon Web Services (AWS), helping it grow from its early founding and later scaling into a $100B+ business that powers the operations and software for many of the world's leading companies and organizations. While there, he also served as an inaugural member of the United States Department of Homeland Security's (DHS) Artificial Intelligence Safety and Security Board.
Prior to his time with AWS, he was President and CEO of Tableau Software where he led the company through its acquisition by Salesforce. Earlier in his career, he held senior leadership positions at Amazon, RealNetworks, and Mercer Management Consulting, and has served on the boards of AWS and Tableau.
“Adam has helped shape how the world builds, scales, and secures internet platform technologies,” said Jeremy Allaire, Chairman, Co-founder and CEO of Circle. “His experience over the last two decades, working with the world’s leading institutions to implement fundamental software and data infrastructure, will bring invaluable perspective to the Circle Board as the company continues to build its own internet platform infrastructure for powering the new internet financial system.”
“I’m honored to join Circle’s Board at such a pivotal time in the evolution of the internet and in the development of Circle’s internet platform infrastructure,” said Adam Selipsky. “Circle has the potential to power the financial and economic infrastructure for many of the world’s leading corporations and institutions, and I look forward to working with Jeremy and the leadership team on the next phase of the journey.”
Mr. Selipsky holds an A.B. from Harvard University and an M.B.A. from Harvard Business School.
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